[LOGO OF D&B]

                                                          DECIDE WITH CONFIDENCE

                                                                    EXHIBIT 99.1

Contacts :
Yvette Rudich (Media)                      Kathy Guinnessey (Investors/Analysts)
Rudichy@dnb.com                            Guinnesseyk@dnb.com
973.921.5986                               973.921.5665


D&B ELECTS MICHAEL WINKLER TO ITS BOARD OF DIRECTORS

Short Hills, N.J. - February 25, 2005 - D&B (NYSE: DNB), the leading provider of global business information, tools and insight, today announced that Michael J. Winkler, executive vice president, Customer Solutions Group and chief marketing officer at HP (NYSE:HPQ) (Nasdaq:HPQ) has been elected to D&B's board of directors, effective March 17, 2005.

The appointment of Winkler expands D&B's board of directors to eleven members, including nine independent directors and Allan Z. Loren, chairman of the board and Steven W. Alesio, president and chief executive officer, both of D&B. Winkler will serve on the Company's Board's Affairs Committee.

"We are pleased to welcome Michael to the Board," Allan Loren, Chairman of the Board, D&B said. "His extensive experience in leading and maintaining global customer relationships and sales will serve D&B well as we continue to work on achieving our aspiration to be the 'most trusted' source of business insight for our customers."

A seasoned veteran in the industry, Winkler, 59, joined HP in 2002 after seven years at Compaq where he most recently served as executive vice president, Global Business Units. Previously, Winkler served four years as vice president and general manager of the Computer Systems division of Toshiba America Information Systems, Inc. He also held management positions at Xerox Corporation where he served on the board of directors of three Xerox joint venture companies.

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ABOUT D&B

D&B (NYSE: DNB), the leading provider of global business information, tools and insight, has enabled customers to Decide with Confidence for over 160 years. D&B's proprietary DUNSRight(TM) process provides customers with quality information whenever and wherever they need it. This quality information is the foundation of D&B's solutions that customers rely on to make critical business decisions. Customers use D&B Risk Management Solutions to mitigate risk, increase cash flow and drive increased profitability, D&B Sales & Marketing Solutions to increase revenue from new and existing customers, and D&B Supply Management Solutions to identify purchasing savings, manage risk and ensure compliance within the supply base. D&B's E-Business Solutions help customers convert prospects to clients faster. For more information, please visit www.dnb.com.